Exhibit (h7)

Final

AMENDMENT OF THE

ARTIO GLOBAL INVESTMENT FUNDS AND

ARTIO GLOBAL SELECT OPPORTUNITIES FUND, INC.

(formerly, Artio Global Equity Fund, Inc.)

(collectively, the “Funds”)

AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENTS

THIS AMENDMENT effective as of May 22, 2013 to the Amended and Restated Transfer Agent Agreements, dated as of July 19, 2004 and July 1, 2004, as amended and restated as of July 1, 2009 and June 14, 2010 by and between (1) Artio Global Investment Funds, a Massachusetts business trust, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”) and (2) Artio Global Select Opportunities Fund, Inc. (formerly, Artio Global Equity Fund, Inc.), a Maryland corporation, and USBFS, respectively (each, an “Agreement” and collectively, the “Agreements”), shall be as follows:

WHEREAS, the Funds and USBFS have previously entered into the Agreements; and

WHEREAS, on February 13, 2013, Artio Global Investors Inc., entered into an agreement and plan of merger with Aberdeen Asset Management PLC (the “Merger”).  Effective with the Merger on May 22, 2013, Artio Global Investment Funds shall be known as Aberdeen Investment Funds and Artio Global Select Opportunities Fund, Inc. shall be known as Aberdeen Global Select Opportunities Fund, Inc.

WHEREAS, the parties desire to amend the said Agreements to update the names of the Funds in connection with the Merger; and

WHEREAS, Section 9 of each Agreement allows for its amendment by mutual consent of the parties.

NOW, THEREFORE, the parties agree as follows:

Effective May 22, 2013, all references to Artio Global Investment Funds in the Agreement shall be replaced with Aberdeen Investment Funds.

Effective May 22, 2013, all references to Artio Global Select Opportunities Fund, Inc. in the Agreement shall be replaced with Aberdeen Global Select Opportunities Fund, Inc.

Effective May 22, 2013, Amended Exhibit A of each Agreement, the list of funds, are superseded and replaced with the respective Amended Exhibit A, attached hereto.

Except to the extent supplemented hereby, the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ABERDEEN INVESTMENT FUNDS formerly Artio Global Investment Funds

By:	/s/ Lucia Sitar

Name:	Lucia Sitar

Title:	Vice President

ABERDEEN GLOBAL SELECT OPPORTUNITIES FUND, INC. formerly
Artio Global Select Opportunities Fund, Inc.

By:	/s/ Lucia Sitar

Name:	Lucia Sitar

Title:	Vice President

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Michael R. McVoy

Name:	Michael R. McVoy

Title:	Executive Vice President

Amended Exhibit A to the

Amended and Restated Transfer Agent Servicing Agreement — Aberdeen Investment Funds

Fund Names

Separate Series of Aberdeen Investment Funds

Name of Series

Aberdeen Select International Equity Fund

Aberdeen Select International Equity Fund II

Aberdeen Total Return Bond Fund

Aberdeen Global High Income Fund

Amended Exhibit A to the

Amended and Restated Transfer Agent Servicing Agreement

Fund Names

Aberdeen Global Select Opportunities Fund, Inc.